December 12, 2016
Harold Covert
Harmonic Inc.
4300 North First Street
San Jose, CA 95134

Dear Hal:

We have appreciated your willingness to step down from the board and assist Harmonic Inc. (“Harmonic” or “we”) for the past year, after our prior CFO’s departure, and also understand your desire to transition out of the CFO position because of the strain that your extensive travel has placed on your family. As we have discussed, it is important to Harmonic that you continue to serve as our CFO until both our 2016 10-K is filed and we have a new CFO on board. So that we can retain you to help through this transition, we are pleased to provide you with a one‑time bonus (the “Bonus”) in an amount equal to six months of your base salary (less applicable withholdings), subject to the following conditions:

•
Your continued employment with Harmonic through the later of (i) the date we hire a new Chief Financial Officer or (ii) the date we file with the Securities and Exchange Commission our 2016 annual report on Form 10-K (such date, the “Bonus Date”);

•	The performance of certain duties mutually agreed by you and Harmonic’s President and Chief Executive Officer, Patrick Harshman, from the date of this letter through the Bonus Date;

•
Your execution of the release agreement attached to this letter agreement as Exhibit A (the “Release”) and the Release becoming effective and irrevocable no later than 60 days following the Bonus Date; and

•	You being reasonably available to provide and providing any requested transition-related assistance to Harmonic during the 60 days following the Bonus Date.

If the foregoing conditions are satisfied, the Bonus will be paid to you in a lump sum on the 60th day following the Bonus Date.
The Bonus is intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”), so that no portion of the Bonus will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this letter agreement will be interpreted to be so exempt from or otherwise comply with Section 409A.
Your employment is and will continue to be at-will, as defined under applicable law, which means that either Harmonic or you may terminate your employment with Harmonic at any time and for any reason, with or without cause or notice. This letter agreement is the entire agreement and understanding between you and Harmonic concerning the subject matter of this letter agreement and supersedes any agreement or understanding concerning similar subject matter on or prior to the date of this letter agreement. This letter agreement may not be modified or changed in any manner except by a writing executed by you and Harmonic’s Chief Executive Officer.
To indicate your acceptance of this letter agreement, please sign and date this letter agreement in the space provided below and return this letter agreement to me no later than December 13, 2016. If you do not accept this letter agreement by that date, this letter agreement will not become effective. In no event will the Bonus be paid to you later than March 15 of the year following the Bonus Date.
We thank you for your continued service to Harmonic.

Harmonic Inc. 4300 North First Street, San Jose, CA 95134 T +1 408 542 2500 F +1 408 542 2511 harmonicinc.com

Sincerely,

By:	/s/ Patrick Harshman
Patrick Harshman
President and Chief Executive Officer
Harmonic Inc.

By signing this letter agreement, I acknowledge that I have read this letter agreement and understand its terms, and that I agree to and accept all of the terms set forth in this letter agreement.

Agreed and Accepted:	Harold Covert

Dated: December 12, 2016	/s/ Harold Covert
Signature

Exhibit A
HARMONIC INC.
RELEASE AGREEMENT
This Release Agreement (“Agreement”) is made between and among Harmonic Inc. (the “Company”) and Harold Covert (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
1.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, vesting, and any and all other benefits and compensation due to Executive as of the date hereof.

2.Release of Claims. Executive agrees that the bonus payable under the letter agreement between the Company and Executive to which this Agreement was attached as Exhibit A (the “Bonus Agreement”) was not owed by the Company to Executive and none of the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, members, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) have any unfulfilled obligations to Executive. Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below), including, without limitation:

a.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination and any and all claims relating to or arising from Executive’s participation in benefits plans or programs administered by the Company;

b.any and all claims for violation of the federal or any state constitution;

c.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of the Bonus Agreement; and

d.any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Bonus Agreement. This release does not release claims that cannot be released as a matter of law.
3.Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that they are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/her favor at the time of executing the release, which, if known by him/her, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

4.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (i) he should consult with an attorney prior to executing this Agreement; (ii) he has 21 days within which to consider this Agreement; (iii) he has 7 days following his execution of this Agreement to revoke this Agreement; (iv) this Agreement shall not be effective until after the revocation period has expired; and (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

5.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

6.No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within 3 business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

7.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under any agreements relating to proprietary rights between the Company and Executive (a “Confidentiality Agreement”) to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in a Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement (except to the extent superseded by Section 7) and any equity related agreements applicable to Executive.

9.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

10.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in Santa Clara County, California.

11.Effective Date. This Agreement will be null and void if the Executive does not execute it within 21 days. Each Party has 7 days after signing this Agreement to revoke it. This Agreement will become effective on the 8th day after Executive signs this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EXECUTIVE	HARMONIC INC.

By:	By:

Date:	Name:

Title:

Date: